Exhibit 99.1


         MDI, Inc. Receives NASDAQ Bid Price Deficiency Letter; Company
           Advised It Has an Initial 180 Days to Meet NASDAQ Standards


     SAN ANTONIO--(BUSINESS WIRE)--Nov. 23, 2005--MDI, Inc. (NASDAQ:MDII)

     The common stock of our company is listed on The NASDAQ SmallCap Market under the trading symbol MDII. All companies listed on The NASDAQ must meet the standards that The NASDAQ adopts. One such standard is that the stock trade at a price that is $1.00 per share or higher. When the price of a company's stock falls below the $1.00 per share minimum for 30 consecutive days, that company usually receives a letter from The NASDAQ advising it that to regain compliance with The NASDAQ bid price standard, the closing bid price of its stock must be back at $1.00 per share for 10 consecutive business days during the next 180 calendar days. These standards are described in The NASDAQ Marketplace Rule 4310 (the "Rule").
     We received a letter from The NASDAQ on November 17, 2005 advising us that we would be given an initial 180 calendar days, or until May 16, 2006, to regain compliance with the Rule by maintaining a closing bid price of our stock of $1.00 or more for a minimum of 10 consecutive business days. In that letter, The NASDAQ said it will notify us once we are back in compliance with that NASDAQ standard.
     The letter also states that if we are not in compliance with the Rule by May 16, 2006, The NASDAQ will determine if we are in compliance with all other NASDAQ listing requirements. If we are, The NASDAQ will notify us that we are granted an additional 180 calendar days to regain compliance with the bid price standard. We are currently in compliance with all NASDAQ listing requirements, except for the minimum bid price requirement, and expect that we will remain in compliance. If, however, we are not in compliance with all other NASDAQ listing requirements on May 16, 2006, The NASDAQ may take steps to cause our stock to no longer be traded on the SmallCap Market.

     Forward-Looking and Cautionary Statements

     Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.


    CONTACT: MDI, Inc., San Antonio
             Richard A. Larsen, 210-582-2664
             Richard.larsen@mdisecure.com